EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of Forward Funds, Inc.

In planning and performing our audits of the financial statements of Forward Hoover Small Cap Equity Fund, Forward Hansberger International Growth Fund, Forward Garzarelli U.S. Equity Fund, and Forward Uniplan Real Estate Investment Fund (constituting The Forward Funds, Inc., hereafter referred to as the "Funds") for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds are responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
San Francisco, California
February 8, 2002





EXHIBIT B:
77K EXHIBIT

On September 6, 2001, the Audit Committee recommended and the Board of Directors of the Company selected
PricewaterhouseCoopers LLC as the independent accountants for the Company for the year ending December 31, 2001, replacing Arthur Andersen LLP.

Arthur Andersen LLP's reports on the Company's financial statements for the years ended December 31, 2000 and December 31, 1999 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2000 and December 31, 1999 and through September 6, 2001, there were no disagreements with Arthur Andersen LLP on any matter or accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.




EXHIBIT C:
77 Q1 EXHIBIT


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

February 20, 2002

Gentlemen:

We have read Item 77 K of Form N-SAR of the Forward Funds,
Inc. and are in agreement with the statements contained in the attached exhibit.

Very truly yours,

/S/ Arthur Andersen LLP